EXHIBIT 10.6

FORM OF PHANTOM STOCK GRANT LETTER FOR NON-EMPLOYEE DIRECTORS

UNDER THE RADIAN GROUP INC. EQUITY COMPENSATION PLAN

THIS PHANTOM STOCK GRANT, dated as of                     , is delivered by RADIAN GROUP INC., a Delaware corporation (the “Company”), to                     , a non-employee director of the Company (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. Equity Compensation Plan (the “Plan”) provides for the grant of Phantom Stock to non-employee directors of the Company, in accordance with the terms and provisions of the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Phantom Stock.

Subject to the terms and conditions hereinafter set forth, the Company hereby grants to the Grantee                      shares of phantom stock (“Phantom Stock”). The Phantom Stock shall be fully vested as of the date hereof.

2. Account; Dividend Equivalents.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Phantom Stock to the bookkeeping account.

On each day on which dividends are payable with respect to shares of Common Stock of the Company (“Shares”), the Company shall credit dividend equivalents to the Grantee’s account. The Company shall determine the amount of the dividend that would have been paid with respect to Shares equal in number to those credited to the Grantee’s account and then shall convert that dividend amount into additional shares of Phantom Stock and credit those shares to the Grantee’s account.

3. Conversion of Phantom Stock.

The Phantom Stock credited to the Grantee’s account shall be convertible into Common Stock of the Company and paid to the Grantee when the Grantee ceases to be a director of the Company (the “Conversion Date”). The Phantom Stock shall be paid in whole Shares, with fractional shares paid in cash.

Within 15 days after the Conversion Date, the Company shall deliver to the Grantee at the executive offices of the Company a certificate for whole Shares representing the Grantee’s Phantom Stock and a check for any fractional shares. The obligation of the Company to deliver Shares upon conversion of the Phantom Stock shall be subject to all applicable laws, rules, regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including, among other things, such steps as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. All obligations of the Company hereunder shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes.

4. Certain Corporate Changes.

In the event of a change in, reclassification of, subdivision of, split-up or spin-off with respect to, stock dividend on, or exchange of stock of the Company for outstanding Shares, the number and class of the Shares subject to the Phantom Stock grant shall be appropriately adjusted by the Committee.

If the Company is consolidated or merged with another corporation, the Grantee, at the time of issuance of Shares upon conversion of the Phantom Stock, shall be entitled to receive the same number and kind of shares, or the same amount of other property, cash or securities as the Grantee would have been entitled to receive upon the happening of such consolidation or merger if the Grantee had been, immediately prior to such event, the holder of the number of Shares as to which the Phantom Stock is being converted, adjusted in the manner provided in this Section; provided, that if the Company shall not be the surviving corporation, the surviving corporation shall substitute therefor a substantially equivalent number and kind of its shares of stock or other property, cash or securities.

In the event that there is any change, other than as specified above, in the number or kind of outstanding Shares or of any stock or other securities into which such Shares may be exchanged, or in the event of a dividend to holders of the Shares payable other than in cash or stock of the Company, then, if the

Committee, in its discretion, determines that such event equitably requires an adjustment with respect to the number, price or kind of Shares subject to the Phantom Stock grant, such adjustment may be made and shall be final and binding.

All adjustments made by the Committee pursuant to this Section shall be subject to the approval of the Board.

5. No Stockholder Rights.

Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to any Phantom Stock grant, except to the extent that certificates for such Shares shall have been issued upon the conversion of the Phantom Stock as provided for herein.

6. Cancellation or Amendment.

This grant may be canceled or amended by the Committee, in whole or in part, at any time if the Committee determines, in its sole discretion, that cancellation or amendment is necessary or advisable in light of any change after the date of this grant in (i) the Internal Revenue Code of 1986, as amended (the “Code”) or the regulations issued thereunder or (ii) any federal or state securities law or other law or regulation, which change by its term is effective retroactively to a date on or before the date of this grant, provided, however, that no such cancellation or amendment shall, without the Grantee’s consent, apply to or affect installments that matured on or before the date on which the Committee makes such determination.

7. Notice.

Any notice to the Company provided for in this instrument shall be addressed to it in care of the Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company or of a affiliate, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or telex or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

8. Incorporation of Plan by Reference; Nature of Option.

This grant is made pursuant to the terms of the Radian Group Inc. Equity Compensation Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The payment of amounts with respect to Phantom Stock is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions relating to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of Shares, (iii) capital or other changes of the Company and (iv) other requirements of applicable law. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

9. Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, Radian Group Inc. has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his hereon, effective as of the date of the grant set forth above.

RADIAN GROUP INC.

By:
Agreed to and Accepted By:

[Non-Employee Director]